EXHIBIT 8.1

[Goodwin Procter LLP letterhead]

June 16, 2004

Boston Properties, Inc.

111 Huntington Avenue

Suite 300

Boston, MA 02129

Re: Certain Tax Matters

Ladies and Gentlemen:

This opinion is furnished in connection with the preparation and filing by Boston Properties, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering of an indeterminate amount of (i) common stock, par value $0.01 per share, of the company (“Common Stock”), (ii) preferred stock of the Company (“Preferred Stock”), (iii) depositary shares representing an interest in Preferred Stock, (iv) warrants to purchase Common Stock or Preferred Stock, and (v) rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock, which are attached to all shares of Common Stock issued, or any combination thereof, with an initial aggregate public offering price of up to $1,000,000,000.

In rendering the following opinion, we have examined the Amended and Restated Certificate of Incorporation and Bylaws of the Company, the Registration Statement, the Amended and Restated Limited Partnership Agreement of Boston Properties Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We have relied upon representations of duly appointed officers of the Company and the Operating Partnership (including without limitation, representations contained in a letter dated as of this date (the “Officer’s Certificate”)), principally relating to the Company’s organization and operations. We assume that each such representation is and will be true, correct and complete and that all representations that speak in the future, or to the intention, or to the best of the belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. We assume that the Company will be operated in accordance with the applicable laws and the terms and conditions of applicable documents. In addition, we have relied upon certain additional facts and assumptions described below.

In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have further assumed that during its short 1997 taxable year ending December 31, 1997 and subsequent taxable years, the Company has operated and will operate in such a manner that has made and will make the representations contained in the Officer’s Certificate true for all such years, and that the Company and its subsidiaries will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust for any taxable year. For purposes of our opinion, we have made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, or the Registration Statement.

The discussion and conclusion set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Income Tax Regulations and Procedure and Administration Regulations promulgated

Boston Properties, Inc.

June 16, 2004

thereunder and existing administrative and judicial interpretation thereof, in each case as currently exist and all of which are subject to change, and the opinions below are rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future. Based on the documents and assumptions set forth above and the representations set forth in the Officer’s Certificate, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust, we are of the opinion that:

(1) Commencing with the Company’s initial taxable year ended December 31, 1997 and through the date hereof, the Company has been and is organized in conformity with the requirements for qualification as a “real estate investment trust” under the Code, and its method of operation has enabled and will enable it to meet the requirements for qualification as a “real estate investment trust” under the Code, provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for such qualification, and

(2) The statements in the Registration Statement under the caption “United States Federal Income Tax Consequences” to the extent that such statements constitute matters of law or legal conclusions, have been reviewed by us and are correct in all material respects, and our opinion set forth under “United States Federal Income Tax Consequences” is confirmed.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a real estate investment trust under the Code. The ability of the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust will be dependent upon the Company’s ability to continue to meet in each year the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising out of the tax laws of any state or locality. We express no opinion with respect to the transactions described herein other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there is no guarantee that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the laws that currently exist. Consequently, future changes in the law may cause the federal income tax treatment of the transactions herein to be materially and adversely different from that described above. This opinion may be relied on solely by you in connection with the filing of the Registration Statement.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ GOODWIN PROCTER LLP
Goodwin Procter LLP